This is to certify that the Actuarial Letter for Flexible Solutions® VUL (2018) attached hereto and appearing as Exhibit L to the Pre-Effective Amendment referenced therein contains true and correct representations regarding the illustrations contained in said prospectus and, in particular, that (i) the illustrations of death benefits, Policy Account Values and Net Cash Surrender Values included in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the form of the Policy and with GIAC’s administrative procedures, (ii) the rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classifications and premium amount and payment schedules) have not been selected so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchasers of the Policy with different assumptions, and (iii) the illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

Signed:	/s/ Mark Tynkov	Date: April 9, 2024
Print Name:	Mark Tynkov
Title: Lead Actuary, Life Pricing Advisor The Guardian Life Insurance Company of America